Exhibit 99.1

Cubic Reports Second Quarter Fiscal Year 2016 Results and Updates Guidance

                Sales of $366.0 million for the quarter and $679.8 million for the six-month period

                Adjusted EBITDA(1) of $30.3 million for the quarter and $41.6 million for the six-month period

                Net income of $10.1 million, or $0.38 per diluted share for the quarter and $4.7 million, or $0.18 per diluted share for the six-month period

                Total backlog of $2.809 billion as of March 31, 2016

                Completed acquisition of GATR Technologies, Inc. in February 2016

                Completed first phase of efficiency-enhancing OneCubic ERP implementation

                Sales guidance for fiscal 2016 revised to $1.51 billion to $1.56 billion; EPS guidance revised to $1.20 to $1.40 per diluted share; EBITDA(1) guidance revised to $70 million to $85 million, Adjusted EBITDA(1)(2) guidance revised to $130 million to $145 million

San Diego — May 2, 2016 – Cubic Corporation (NYSE: CUB) today reported its financial results for the quarter and six months ended March 31, 2016.

“We are pleased with this quarter’s financial performance, consistent with our plan, over the first quarter of this year and continue to expect a strong second half, particularly in the fourth quarter, leading to better financial performance compared to the previous fiscal year,” said Bradley H. Feldmann, president and CEO. “Fiscal year 2016 continues to be a transition year as we invest to implement our OneCubic ERP system and supply chain efficiency efforts. This, coupled with the addition of several high-margin, high-growth C4ISR businesses will propel us to record sales and adjusted EBITDA in fiscal year 2017.”

Second Quarter Results

Sales for the second quarter of fiscal 2016 were $366.0 million compared to $338.8 million in fiscal 2015, an increase of 8 percent. Second quarter sales were higher for all three business segments compared to last year’s second quarter. Foreign currency exchange translation reduced sales by $7.7 million for the quarter when compared to prior year exchange rates. Sales from recent acquisitions for the second quarter of fiscal 2016 were $15.1 million compared to $10.8 million last year.

The operating loss for the quarter was $9.1 million compared to operating income of $23.2 million in the second quarter last year. Operating results in the second quarter of 2016 were significantly impacted by accounting requirements for business acquisitions, including an $18.5 million charge recognized in connection with the acquisition of GATR Technologies, LLC (GATR). Due to the structure of certain GATR’s share-based payment awards to its employees and the acceleration of vesting of these certain awards in connection with the acquisition of GATR, Cubic was required to recognize $18.5 million of compensation expense, rather than purchase consideration, for a portion of the purchase price that was paid to the seller that was distributed to the recipients of these awards. Recently acquired businesses generated an operating loss of $24.8 million for the quarter ended March 31, 2016, including this $18.5 million charge and other business acquisition charges and transaction costs compared to an operating loss of $1.5 million for the quarter ended March 31, 2015. Foreign currency exchange translation further reduced operating income by $0.8 million. Costs incurred in the second quarter of 2016 for strategic and IT system resource planning as part of OneCubic initiatives totaled $9.4 million compared to $0.8 million in the second quarter of last year.

Adjusted EBITDA(1), which excludes acquisition-related expenses, expenses related to ERP system development and supply chain process redesign, restructuring costs and other non-operating income and expenses was $30.3 million or 8.3 percent of sales for the quarter compared to $41.4 million or 12.2 percent of sales in the second quarter of fiscal 2015. Adjusted EBITDA(1) for the quarter was impacted by the Cubic Transportation Systems (CTS) follow-on fare collections contract in London that has lower margins than the legacy contract, as well as cost growth on a ground combat training system that Cubic Global Defense Systems (CGD Systems) is delivering in the Far East and lower shipments of high margin air combat systems.

Net income attributable to Cubic shareholders was $10.1 million, or $0.38 per diluted share, compared to a net loss attributable to Cubic shareholders of $11.0 million, or $0.41 per diluted share, in the second quarter of fiscal 2015. The change was primarily caused by the impact of income taxes. A discrete tax benefit of $22.2 million was recorded in the second quarter of fiscal 2016 related to the partial release of a U.S. deferred tax asset valuation allowance following the acquisition of GATR, partially offset by a discrete tax expense of $5.9 million related to non-deductible compensation expense paid to the sellers of GATR.

Results for Six Months Ended March 31, 2016

Sales for the first half of fiscal 2016 were $679.8 million compared to $657.3 million in fiscal 2015. Sales grew for the quarter from Cubic Global Defense Services (CGD Services) and CGD Systems, but decreased from CTS. The decline in CTS sales was primarily due to the impact of currency exchange rates. The average exchange rates between the prevailing currency in foreign operations and the U.S. dollar had a negative impact on sales of $17.2 million for the six-month period compared to the same periods last year. Sales from recent acquisitions for the first half of fiscal 2016 were $22.9 million compared to $11.8 million last year.

The operating loss was $17.2 million in the first six months of 2016 compared to operating income of $30.4 million in 2015. The change in operating income was largely driven by the charges incurred related to business acquisitions described above. Businesses acquired in 2016 and 2015 generated an operating loss of $28.7 million for the six months ended March 31, 2016 compared to an operating income of $3.0 million in the first half of 2015. Additionally, the expenditures related to strategic and IT system resource planning totaled $15.9 million for the first half of 2016 compared to $1.9 million in the first half of last year.

Adjusted EBITDA(1) decreased to $41.6 million in the first half of 2016 from $60.2 million in the first half of last year largely driven by the decreased margins on the follow-on fare collections contract in London, and cost growth on a ground combat training system being delivered in the Far East.

Net income attributable to Cubic shareholders was $4.7 million, or $0.18 per diluted share, compared to a net loss attributable to Cubic of $5.9 million, or $0.22 per diluted share, in the first six months of fiscal 2015. The change is largely attributable to the impact of income taxes as described above.

Total backlog was $2.809 billion at the end of the quarter compared to $2.976 billion at September 30, 2015, a decrease of $166.9 million. Business acquired in the first half of fiscal 2016 added $17.2 million of funded backlog and $49.0 million of total backlog at acquisition.

Fiscal Year 2016 Guidance Update

	Original FY 2016 Guidance (4)	Revised FY 2016 Guidance (3)	Change
Total sales	$1.450 to $1.500B	$1.510 to $1.560B	Increased for C4ISR acquisitions (GATR and TeraLogics), partially offset by FX headwinds
EBITDA (1)	$85 to $100M	$70 to $85M	Decreased for acquisition costs and FX headwinds, partially offset by C4ISR acquisitions profit contribution
Adjusted EBITDA (1)	$125 to $140M	$130 to $145M (2)	Increased for C4ISR acquisitions profit contribution, partially offset by FX headwinds
GAAP diluted EPS	$1.30 to $1.55	$1.20 to $1.40	Decreased for acquisition costs and FX headwinds, partially offset by income tax accounting

(1) EBITDA and Adjusted EBITDA are Non-GAAP metrics - see the table included in the section titled “Use of Non-GAAP Financial Information” for a reconciliation of these GAAP and non-GAAP financial measures.

(2) Revised fiscal year 2016 guidance for Adjusted EBITDA adds back to EBITDA an estimated $34-$36 million of pretax expense related to the strategic investment in ERP and supply chain improvements and $30-32 million of pretax acquisition related expenses for recent business acquisitions.

(3) Key foreign exchange rates used in the revised forecasts of sales, EPS, EBITDA and Adjusted EBITDA compared to the U.S. dollar are as follows: British pound — 1.43; Australian dollar — 0.71; New Zealand dollar — 0.66.

(4) Key foreign exchange rates used in the original forecasts of sales, EPS, EBITDA and Adjusted EBITDA compared to the U.S. dollar were as follows: British pound — 1.55; Australian dollar — 0.72; New Zealand dollar — 0.65.

Reportable Segment Results

Cubic Transportation Systems (40 percent of consolidated sales for the first half of fiscal 2016)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
	(in millions)		(in millions)

Transportation Systems Segment Sales	$274.5	$278.2	$148.7	$146.7

Transportation Systems Segment Operating Income	$23.4	$39.1	$19.8	$27.0

CTS sales increased 1 percent in the second quarter to $148.7 million compared to $146.7 million last year, and decreased 1 percent for the six-month period to $274.5 million from $278.2 million last year. Foreign currency exchange rates had a significant impact on the comparability of CTS sales between the periods. The average exchange rates between the prevailing currency in foreign operations and the U.S. dollar resulted in a decrease in sales of $6.6 million for the second quarter and $13.4 million for the six-month period compared to the same periods last year. For the second quarter and first half of fiscal year 2016, CTS had higher sales in North America but lower sales in the U.K. and Australia.

CTS operating income decreased 27 percent in the second quarter to $19.8 million compared to $27.0 million last year, and decreased 40 percent for the six-month period to $23.4 million from $39.1 million last year. The decreases in operating income for the quarter and six-month period ended March 31, 2016 compared to the same periods in 2015 is primarily the result of the transition to a follow-on fare collections contract in London that has lower margins than the legacy contract, particularly because it no longer includes the award of usage bonuses once a year, in the second fiscal quarter. In the first quarter of fiscal 2016, margins on the follow-on contract were further impacted by transition costs. These decreases were partially offset by increased operating margins on contracts in Chicago, Vancouver and Sydney.

Cubic Global Defense Systems (31 percent of consolidated sales for the first half of fiscal 2016)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
	(in millions)

Cubic Global Defense Systems Segment Sales	$212.2	$192.6	$116.3	$94.6

Cubic Global Defense Systems Segment Operating Loss	$(24.6)	$(0.4)	$(21.2)	$2.3

CGD Systems sales increased 23 percent in the second quarter of fiscal 2016 to $116.3 million compared to $94.6 million last year, and increased 10 percent for the first half of fiscal 2016 to $212.2 million from $192.6 million last year. Sales were higher from ground combat training system and simulator sales, partially offset by lower sales from modular networking and baseband communications equipment. Sales of air combat training systems were higher for the second quarter of 2016 compared to the second quarter last year, but were lower for the first half of 2016 compared to the first half of last year. Sales generated by businesses acquired by CGD Systems during 2016 and 2015 totaled $15.1 million and $22.9 million for the three- and six-month periods ended March 31, 2016, respectively compared to $10.8 million and $11.8 million for the three- and six-month periods ended March 31, 2015, respectively.

CGD Systems incurred an operating loss of $21.2 million in the second quarter of fiscal 2016 compared to operating income of $2.3 million in the second quarter last year, and an operating loss of $24.6 million for the first half of 2016 compared to an operating loss of $0.4 million for the first half last year. The operating loss in fiscal 2016 was primarily caused by charges incurred in connection with the accounting for business acquisitions in the first half of fiscal 2016. Including the impacts of business acquisition accounting, the businesses acquired in 2016 and 2015 had an operating loss of $24.8 million for the second quarter of fiscal 2016 compared to an operating loss of $1.5 million in the second quarter of fiscal 2015. These businesses incurred an operating loss of $28.7 million in the first half of 2016 compared to an operating loss of $3.0 million in the first half of 2015. For the second quarter and first half of fiscal 2016, operating income was higher than in the same periods in 2015 on increased simulator sales, but was lower on decreased sales of networking and baseband communications equipment. In addition, cost growth on a ground combat training system the Company is delivering in the Far East, and reduced sales of higher margin air combat training systems to the Far East reduced operating income on ground combat training systems and air combat training systems in the second quarter and first half of fiscal 2016 compared to the second quarter and first half of fiscal 2015.

Cubic Global Defense Services (29 percent of consolidated sales for the first half of fiscal 2016)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
	(in millions)		(in millions)

Cubic Global Defense Services Segment Sales	$193.1	$186.5	$101.0	$97.5

Cubic Global Defense Services Segment Operating Income	$4.5	$1.1	$4.3	$1.1

CGD Services sales increased 4 percent in the second quarter to $101.0 million compared to $97.5 million last year, and increased 4 percent for the six-month period to $193.1 million from $186.5 million last year. Sales for the second quarter and first half of fiscal 2016 were higher primarily because of increased activity at the Joint Readiness Training Center (JRTC) and higher activity supporting Special Operations Forces training.

CGD Services operating income increased nearly 300 percent in the second quarter to $4.3 million compared to $1.1 million last year, and increased over 300 percent for the six-month period to $4.5 million from $1.1 million last year. In the second quarter and first half of fiscal 2016 operating margins increased on higher sales of Special Operations Forces training and on greater activity at the JRTC. For the first half of fiscal 2016, the increases in operating income were partially offset by an operating loss realized in the first quarter of fiscal 2016 on a Marine Corps training contract that was bid in an extremely competitive environment. CGD Services operating margins also increased due to a decrease in amortization expense related to purchased intangible assets.

Cash Flows

Operating activities used cash of $37.7 million in the first half of 2016. For the six months ended March 31, 2016, CGD Systems used cash due primarily to acquisition related costs, while the operating activities of CTS and CGD Services had positive cash flows. The Company paid cash of $243.5 million in connection with the acquisitions of GATR and TeraLogics in the first half of 2016. Financing activities for the six-month period consisted primarily of the net receipt of proceeds of $180.0 million from short-term borrowings and $74.7 million from long-term borrowings that, in addition to existing cash resources, were used to finance operations and the business acquisitions above.

Conference Call

Cubic management will host a conference call to discuss the Company’s second quarter and six month results today, Monday, May 2, 2016 at 1:00 p.m. EDT/10:00 a.m. PDT, which will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial:

•                 (877) 407-9708 for domestic callers

•                 (201) 689-8259 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

A live webcast of the conference call and presentation slides will be accessible on our website under the “Investor Relations” tab at www.cubic.com.

Please visit the website at least 15 minutes prior to the call to register, download and install any streaming media software needed to listen to the webcast. A replay of the broadcast will be available on the Investor Relations tab of Cubic’s website.

About Cubic

Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense training and secure communications markets. As the parent company of two major business units, Cubic’s mission is to increase situational awareness and understanding for customers worldwide. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Global Defense is a leading provider of realistic combat training systems, secure communications and networking and highly specialized support services for military and security forces of the U.S. and allied nations. For more information about Cubic, please visit the Company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; making investments in our Company to drive increased productivity and efficiency in the future; anticipated lower sales, operating income and gross margin percentage in the future under our new contract with TfL; and the potential recovery of certain costs related to a contract for the development of a virtual training system. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward- looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

In addition, EBITDA and Adjusted EBITDA are key drivers of the Company’s core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA, Adjusted EBITDA and/or other adjusted measures when reporting their results.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and

Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
	(in thousands)

Net income (loss) attributable to Cubic	$4,730	$(5,872)	$10,144	$(11,024)

Add:
Interest expense, net	3,180	1,030	2,240	624
Income taxes	(24,675)	34,304	(21,247)	33,609
Depreciation and amortization	18,977	20,064	10,029	11,117
Noncontrolling interest in income of VIE	-	23	-	13
EBITDA	2,212	49,549	1,166	34,339

Adjustments to EBITDA:
Acquisition related expenses, excluding amortization	23,955	2,565	19,658	880
ERP system development and supply chain process redesign expense	15,935	1,881	9,429	742
Restructuring costs	(75)	5,258	311	5,406
Other non-operating expense (income), net	(398)	900	(223)	(16)
Adjusted EBITDA	$41,629	$60,153	$30,341	$41,351

Financial Statements

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

(amounts in thousands, except per share data)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net sales:
Products	$ 280,763	$ 259,122	$ 155,794	$ 130,510
Services	399,074	398,200	210,230	208,324
	679,837	657,322	366,024	338,834

Costs and expenses:
Products	219,637	194,545	120,445	90,121
Services	314,594	305,337	159,938	156,045
Selling, general and administrative	138,265	100,476	79,774	52,922
Research and development	9,625	6,892	6,143	2,640
Amortization of purchased intangibles	14,954	14,429	8,499	8,494
Restructuring costs	(75)	5,258	311	5,406
	697,000	626,937	375,110	315,628

Operating income (loss)	(17,163)	30,385	(9,086)	23,206

Other income (expense):
Interest and dividend income	737	903	339	438
Interest expense	(3,917)	(1,933)	(2,579)	(1,062)
Other income (expense) - net	398	(900)	223	16

Income (loss) before income taxes	(19,945)	28,455	(11,103)	22,598

Income tax expense (benefit)	(24,675)	34,304	(21,247)	33,609

Net income (loss)	4,730	(5,849)	10,144	(11,011)

Less noncontrolling interest in income of VIE	-	23	-	13

Net income (loss) attributable to Cubic	$ 4,730	$ (5,872)	$ 10,144	$ (11,024)

Net income (loss) per share attributable to Cubic
Basic	$ 0.18	$ (0.22)	$ 0.38	$ (0.41)
Diluted	$ 0.18	$ (0.22)	$ 0.38	$ (0.41)

Dividends per common share	$ 0.14	$ 0.14	$ 0.14	$ 0.14

Weighted average shares used in per share calculations:
Basic	26,968	26,861	26,973	26,862
Diluted	26,986	26,861	26,995	26,862

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	September 30,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$158,808	$218,476
Restricted cash	72,759	69,245
Marketable securities	14,380	30,533
Accounts receivable - net	347,617	358,925
Recoverable income taxes	16,678	753
Inventories - net	78,512	63,700
Deferred income taxes and other current assets	41,744	33,670
Total current assets	730,498	775,302

Long-term contract receivables	46,106	36,809
Long-term capitalized contract costs	69,837	73,017
Property, plant and equipment - net	93,910	74,690
Deferred income taxes	1,555	11,443
Goodwill	409,442	237,899
Purchased intangibles - net	143,833	72,936
Other assets	5,906	18,180
	$1,501,087	$1,300,276

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$240,000	$60,000
Trade accounts payable	62,853	47,170
Customer advances	60,160	77,083
Accrued compensation and other current liabilities	126,799	143,919
Income taxes payable	1,509	4,675
Deferred income taxes	-	13,404
Current portion of long-term debt	498	525
Total current liabilities	491,819	346,776

Long-term debt	200,872	126,180
Other long-term liabilities	67,000	71,032

Shareholders’ equity:
Common stock	28,178	25,560
Retained earnings	819,674	818,642
Accumulated other comprehensive loss	(70,378)	(51,836)
Treasury stock at cost	(36,078)	(36,078)
Total shareholders’ equity	741,396	756,288
	$1,501,087	$1,300,276

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Operating Activities:
Net income (loss)	$4,730	$(5,849)	$10,144	$(11,011)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	18,977	20,064	10,029	11,117
Share-based compensation expense	4,088	5,291	1,970	4,238
Changes in operating assets and liabilities, net of effects from acquisitions	(65,490)	41,592	(10,251)	48,473
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(37,695)	61,098	11,892	52,817

Investing Activities:
Acquisition of businesses, net of cash acquired	(243,483)	(89,460)	(213,765)	(6,037)
Purchases of property, plant and equipment	(21,375)	(2,580)	(11,015)	(1,704)
Purchases of marketable securities	(14,686)	(4,590)	(7,145)	(4,590)
Proceeds from sales or maturities of marketable securities	29,870	1,196	15,694	1,196
Purchases of other assets	-	(2,993)	-	(641)
NET CASH USED IN INVESTING ACTIVITIES	(249,674)	(98,427)	(216,231)	(11,776)

Financing Activities:
Proceeds from short-term borrowings	253,300	70,000	180,700	10,000
Principal payments on short-term borrowings	(73,300)	(15,000)	(50,700)	(15,000)
Proceeds from long-term borrowings	75,000	-	75,000	-
Principal payments on long-term debt	(254)	(269)	(123)	(131)
Purchase of common stock	(1,658)	(1,723)	-	(141)
Dividends paid	(3,641)	(3,627)	(3,641)	(3,627)
Net change in restricted cash	(3,514)	(101)	(1,102)	(42)
Contingent consideration payments related to acquisitions of businesses	(1,679)	-	-	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	244,254	49,280	200,134	(8,941)

Effect of exchange rates on cash	(16,553)	(19,696)	(8,350)	(11,259)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(59,668)	(7,745)	(12,555)	20,841

Cash and cash equivalents at the beginning of the period	218,476	215,849	171,363	187,263

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$158,808	$208,104	$158,808	$208,104

Supplemental disclosure of non-cash investing and financing activities:

Liability incurred to acquire GATR, net	$7,651	$-	$7,651	$-
Liability incurred to acquire TeraLogics, net	$4,998	$-	$-	$-
Liability incurred to acquire H4 Global, net	$952	$-	$-	$-
Liability incurred to acquire DTECH, net	$-	$8,854	$-	$-
Liability incurred to acquire internal use software	$-	$10,800	$-	$10,800